Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2015 (except Note 2, as to which the date is XXX XX, 2015) in the Registration Statement (Form S-1 No. 333-193466) and related Prospectus of Party City Holdco Inc. for the registration of                 000,000 shares of its common stock.

Ernst & Young LLP

New York, New York

The foregoing consent is in the form that will be signed at effectiveness upon the completion of the stock split and computation of earnings per share as described in Note 2 to the financial statements.

/s/ Ernst & Young LLP

New York, New York

March 26, 2015